Exhibits 99.1

Marrone Bio Innovations Secures $1.7 Million Loan Under Paycheck Protection Program Provision of CARES Act

Company Expects Full Loan Forgiveness Under Terms; Funds to be Used to Retain Workforce During Critical Spring Growing Season for U.S. Farmers

DAVIS, Calif., April 17, 2020 — Marrone Bio Innovations Inc. (NASDAQ: MBII) (the “Company” or “Marrone Bio”), an international leader in sustainable bioprotection and plant health solutions, has secured a $1.7 million loan under the Paycheck Protection Program (PPP) (the “Loan”) contained within the Coronavirus Aid, Relief and Economic Security (CARES) Act that was signed into law on March 27, 2020.

As a U.S. small business, Marrone Bio qualified for the PPP, which allows businesses and nonprofits with fewer than 500 employees to obtain loans of up to $10 million to incent companies to maintain their workers as they manage the business disruptions caused by the COVID-19 pandemic.

“Our grower customers are working to meet increasing demand to feed the nation and work as essential businesses during the COVID-19 pandemic. Our products are critical to their success, and we want to ensure our products and our employees are in place to service the needs of farmers across the United States,” said Jim Boyd, President and Chief Financial Officer of Marrone Bio. “The proceeds from the PPP loan will provide us with additional employee job security as we work to supply growers nationwide during the important spring growing season. Today, more than ever, it is paramount to continue our important role in the food supply chain so fresh produce can reach the tables of consumers.” Boyd also noted that the Company is conserving cash through prudent expense control and restricting non-essential travel while serving customers and working to ensure the safety of its employees, customers and partners.

The Loan, evidenced by a promissory note from FiveStar Bank as lender, has a term of two years, is unsecured, and is guaranteed by the Small Business Administration (SBA). The loan bears interest at a fixed rate of one percent per annum with the first six months of interest and principal deferred. Some or all of the Loan may be forgiven if at least 75 percent of the Loan proceeds are used by Marrone Bio to cover payroll costs, including benefits and if the Company maintains its employment and compensation within certain parameters during the eight-week period following the loan origination date and complies with other relevant conditions. Marrone Bio expects to meet the requirements for full Loan forgiveness. Any forgiven amount will not be included in taxable income.

Marrone Bio has products for both row crops and specialty crops. The company recently published an overview of the current state of various row and specialty crop sectors of agricultural industry. The full story in Ag News can be read here.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Pacesetter™, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with breakthrough bioherbicide and biofumigant products in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP™ 110, Foramin®, UBP™ Seed Treatment, Foramin® ST.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s use of the proceeds from the PPP loan and whether any of the PPP loan will be eligible to be forgiven. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including, including the impact of COVID-19 on the agricultural market and the world economy, and the regulatory response to the COVID-19 pandemic, weather, regulatory and other factors affecting demand for the MBI’s products, any difficulty in marketing MBI’s products in its target markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of current information, future events or otherwise.

Investor Relations Contact:
Greg Falesnik, Managing Director
MZ Group – MZ North America
Main: 949-385-6449
MBII@mzgroup.us
www.mzgroup.us